Exhibit 10.8

Execution Version

DATED 11 February, 2010

CONSTAR INTERNATIONAL HOLLAND (PLASTICS) B.V.

(the Subordinated Creditor)

AND

CONSTAR INTERNATIONAL U.K. LIMITED

(the Company)

AND

GENERAL ELECTRIC CAPITAL CORPORATION

(the Agent)

SUBORDINATION AGREEMENT

REF: HJW/JQ/39521-33190

i

THIS DEED is dated 11 February, 2010

BETWEEN:

(1)	CONSTAR INTERNATIONAL HOLLAND (PLASTICS) B.V. a limited liability company incorporated in the Netherlands whose registered office is at Hengelder 42, 6902 PA Zevenaar, The Netherlands (the “Subordinated Creditor”);

(2)	CONSTAR INTERNATIONAL U.K. LIMITED, a limited company incorporated in England and Wales under registered number 02407933 whose registered office is at Moor Lane Trading Estate, Sherburn in Elmet, North Yorkshire LS25 6ES (the “Company”); and

(3)	GENERAL ELECTRIC CAPITAL CORPORATION (the “Agent”), a Delaware corporation acting in its capacity as administrative agent for the Secured Parties (as defined below).

BACKGROUND

(A)	The Subordinated Creditor and the Company enter into this Deed in connection with the Credit Agreement (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may have only executed this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Unless otherwise defined herein words and expressions defined in the Credit Agreement shall, in the absence of express indication to the contrary and save where the context or subject matter otherwise requires, have the same meanings when used in this Deed (or in the Recitals hereto).

In this Deed:

“Average Exchange Rate” means the 30-day average of the exchange rate, as quoted by Reuters, between the currency of the Company’s obligations to the Subordinated Creditor and the dollar;

“Constar UK Guarantee and Indemnity” means the guarantee and indemnity dated on or about the date of this Deed made by the Company in favour of the Agent;

“Credit Agreement” means credit agreement dated on or about the date of this Deed between Constar, Inc. (as Borrower), the Company and the other Credit Parties signatory thereto (as Credit Parties), the Lenders, and the Agent;

“Disputes” means any disputes which may arise out of or in connection with this Deed (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it);

“Liabilities” means all moneys and liabilities (present and future, actual or contingent) now or hereafter due, owing, incurred or payable or expressed to be due, owing, incurred or payable by the Company;

“Permitted Facility” means any indebtedness which the Subordinated Creditor may incur or permit to remain outstanding pursuant to the Credit Agreement, including any pledge of receivables proposed to be created by the Subordinated Creditor to ING Commercial Finance B.V. under a proposed financing and service agreement between such parties;

“Permitted Payment” means a payment to the Subordinated Creditor that is not prohibited by Clause 3;

“Proceedings” means any proceedings, suits or actions arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it);

“Senior Liabilities” means all Liabilities to the Agent or the other Secured Parties under, pursuant to or in connection with the Constar UK Guarantee and Indemnity;

“Subordinated Documentation” means all agreements evidencing or recording the terms of the Subordinated Liabilities disclosed to the Agent prior to the date of this Deed; and

“Subordinated Liabilities” means all Liabilities of the Company to the Subordinated Creditor.

1.2	Construction

In this Deed, unless otherwise specified:

(a)	references to the neuter or to any gender include both genders and the neuter, references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, and references to a “person” include any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality);

(b)	references to parties, Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules, Exhibits and Annexures are to Clauses, sub-Clauses and paragraphs and sub-paragraphs of, and the parties and Schedules to, this Deed, and references to this Deed include a reference to each of its Schedules, Exhibits and Annexures;

(c)	a reference to this Deed, an agreement or other document is a reference to this Deed, that agreement or document as supplemented, amended, novated or replaced from time to time in accordance with its terms, and to any agreement, deed or document executed pursuant thereto;

(d)	the words “include” and “including” are to be construed without limitation, general words introduced by the word “other” are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(e)	a reference to a “day” means a period of 24 hours running for midnight to midnight; a reference to a time of day is to London time;

(f)	headings are for convenience only and shall not affect the interpretation of this Deed;

(g)	a reference to the provision of any statute, statutory provision, order, instrument, rule or regulation is to that provision as amended or re-enacted from time to time, any provision of which it is a re-enactment or consolidation and any order, instrument, rule or regulation at any time made or issued under it;

(h)	the word “vary” shall be construed to include amend, modify and supplement, and “variation” and other cognate terms shall be construed accordingly;

(i)	a reference to a person shall include references to his permitted successors, transferees (including by novation) and assigns and any person deriving title under or through him, whether in security or otherwise; and any person into which such person may be merged or consolidated, or any company resulting from any merger, conversion or consolidation or any person succeeding to substantially all of the business of that person;

(j)	a reference to “sterling”, “pounds”, “GBP” or “£” is to the lawful currency for the time being of the United Kingdom, a reference to “dollars”, “USD” or “$” is to the lawful currency for the time being of the United States of America, and a reference to “euro” or “€” is to the currency introduced at the commencement of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended; and

(k)	a reference to “rights” includes rights, remedies, benefits, authorities, powers, privileges, discretions, claims, remedies, liberties, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever whether under this Deed, by statute, at law or in equity) or otherwise howsoever.

2.	SUBORDINATION

The rights of the Subordinated Creditor in respect of the Subordinated Liabilities are subordinated to the Senior Liabilities and accordingly, except as expressly permitted by this Deed, payment of any amount of the Subordinated Liabilities is conditional upon the occurrence of either (i) the Company having irrevocably paid in full all of the Senior Liabilities or (ii) the release of all the Collateral pursuant to subsection 8.10(b)(iii) of the Credit Agreement.

3.	UNDERTAKINGS OF THE COMPANY

So long as the Senior Liabilities are outstanding the Company will not, without the prior written consent of the Agent:

(a)	secure all or any part of the Subordinated Liabilities;

(b)	make any payment (whether directly, by purchase, redemption or exercise of any right of set-off or otherwise) in respect of the Subordinated Liabilities whether in cash, securities or other property, directly or indirectly, at any time which would reduce the principal balance of the Subordinated Liabilities to an amount less than $4,000,000, as measured using the Average Exchange Rate;

(c)	repay or prepay any principal, or pay any interest, fees or commissions (but without prejudice to accrual thereof) on, or by reference to, any of the Subordinated Liabilities at any time when an Event of Default has occurred and is continuing and (except in the case of an Event of Default under Section 7.1(e) (Cross-Default) of the Credit Agreement) the Company has received written notice from the Agent requiring that no such repayment, prepayment or payment be made;

(d)	without prejudice to the right of the Company to make Permitted Payments, take or omit to take any action whereby the subordination of the Subordinated Liabilities or any part thereof to the Senior Liabilities might be terminated, impaired or adversely affected.

4.	DOCUMENTATION

4.1	This Deed and the Subordinated Documentation form the entire agreement as to the Subordinated Liabilities.

4.2	If there is any inconsistency between the terms of this Deed and the terms on which the Subordinated Liabilities were incurred by the Company, the terms of this Deed shall prevail.

5.	UNDERTAKINGS OF THE SUBORDINATED CREDITOR

5.1	Until such time as (i) there are no longer any Senior Liabilities outstanding or (ii) the Agent has released all the Collateral pursuant to subsection 8.10(b)(iii) of the Credit Agreement, the Subordinated Creditor will not without the prior written consent of the Agent:

(a)	assign or purport to assign to any person the whole or any part of the Subordinated Liabilities save that notwithstanding the foregoing, the Subordinated Creditor shall at any time be entitled to pledge, assign by way of security or grant any encumbrance over its rights, benefit and interest in the Subordinated Liabilities to ING or its affiliates pursuant to the terms of the Permitted Facility provided that the aggregate amount outstanding under the Permitted Facility shall not at any time exceed the Dollar Equivalent of $5,000,000;

(b)	purport to set off at any time any amount of the Subordinated Liabilities against any amount payable by it to the Company other than, prior to the occurrence of an Event of Default, Permitted Payments;

(c)	attempt to obtain repayment or prepayment of principal or payment of any interest, fees or commissions (but without prejudice to accrual thereof) on, or by reference to, any of the Subordinated Liabilities otherwise than in accordance with the terms of this Deed;

(d)	ask, demand, accelerate, sue, claim or prove for, take or receive from the Company in any manner whatsoever (including, without limitation, by way of cash receipt or set-off) the whole or any part of the Subordinated Liabilities (other than in respect of a Permitted Payment);

(e)	petition for, or vote in favour of, any resolution or take any other action whatsoever for, or which may lead to, the administration, winding-up or dissolution of the Company;

(f)	without prejudice to the right of the Subordinated Creditor to receive Permitted Payments, take or omit to take any action whereby the subordination of the Subordinated Liabilities or any part thereof to the Senior Liabilities pursuant to this Deed might be terminated, impaired or adversely affected.

5.2	If the aggregate amount outstanding under the Permitted Facility exceeds at any time the Dollar Equivalent of $5,000,000, the Subordinated Creditor shall procure that the relevant pledgee, assignee or person in whose favour an encumbrance is granted pursuant to Clause 5.1(a) above accedes to this Deed in a manner reasonably acceptable to the Agent and (b) satisfies any conditions precedent reasonably requested by the Agent in connection with such accession.

6.	TURNOVER

If any amount of Subordinated Liabilities is discharged or purported to be discharged by payment, repayment, prepayment, set-off or in any other manner in contravention of Clause 2 (Subordination), 3 (Undertakings of the Company) or 5 (Undertakings of the Subordinated Creditor), the Subordinated Creditor shall:

(a)	(if the Subordinated Creditor actually receives the amount discharged or purported to be discharged) immediately pay such amount (up to a maximum of an amount equal to the Senior Liabilities) to the Agent for application towards the Senior Liabilities and pending payment hold such amount (up to that maximum) on trust for the Agent;

(b)	(if the Subordinated Creditor does not, as a result of discharge by set-off or otherwise, actually receive the amount discharged or purported to be discharged or for any reason the trust referred to in paragraph (a) above is invalid or unenforceable) pay to the Agent an amount equal to that discharged or purported to be discharged.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and warranties

The Subordinated Creditor makes the representations and warranties set out in this Clause 7 to the Agent.

7.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the Netherlands; and

(b)	it has the power to own its assets and carry on its business, as it is being conducted.

7.3	Powers and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of this Deed and the transactions contemplated by this Deed.

7.4	Legal validity

This Deed constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms.

7.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not:

(a)	conflict with any applicable law or regulation or judicial or official order; or

(b)	conflict with is constitutional documents; or

(c)	conflict with any document which is binding upon it or any of its assets.

7.6	Authorisations

All authorisations required or desirable in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed have been obtained or effected (as appropriate) and are in full force and effect.

7.7	Times for making representations and warranties

The representations and warranties set out in this Clause 7 (Representations and Warranties) are made on the date of this Deed.

8.	CONTINUING SUBORDINATION

The obligations of the Subordinated Creditor shall not be satisfied by any intermediate payment or satisfaction of the whole or any part of the Senior Liabilities but shall continue to subsist until such time as (i) there are no longer any Senior Liabilities outstanding or (ii) the Agent has released all the Collateral pursuant to subsection 8.10(b)(iii) of the Credit Agreement.

9.	WAIVER OF DEFENCES

The obligations of the Subordinated Creditor under this Deed shall not be affected by any act, omission or circumstances which but for this provision might operate to release or otherwise exonerate the Subordinated Creditor from its obligations under this Deed or affect such obligations in whole or in part including (whether or not known to the Subordinated Creditor or any Secured Party):

(a)	any time or waiver granted to, or composition with, the Company or other person;

(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any security;

(c)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, the Company or any other person;

(d)	any variation (however fundamental) or replacement of a Loan Document or any other document or security so that references to that Loan Document in this Clause 9 shall include each variation or replacement;

(e)	any unenforceability, illegality, frustration or invalidity of any obligation of any person under any Loan Document or any other document or security, to the intent that the Subordinated Creditor’s obligations under this Deed shall remain in full force, as if there were no unenforceability, illegality or invalidity; and

(f)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Company under a Loan Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Subordinated Creditor’s obligations under this Deed be construed as if there were no such circumstances.

10.	IMMEDIATE RECOURSE

The Subordinated Creditor waives any right it may have of first requiring the Agent to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Subordinated Creditor under this Deed.

11.	NON-COMPETITION

Until such time as (i) all amounts which may be or become payable by the Company under or in connection with the Senior Liabilities have been irrevocably paid in full or (ii) the Agent has released all the Collateral pursuant to subsection 8.10(b)(iii) of the Credit Agreement, the Subordinated Creditor shall not, after a claim has been made or by virtue of any payment or performance by it under this Deed subject to any mandatory provision under applicable law:

(a)	be subrogated to any rights, security or moneys held, received or receivable by the Agent or any other Secured Party or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Subordinated Creditor’s liability under this Deed;

(b)	claim, rank, prove or vote as a creditor of the Company or its estate in competition with the Agent or any other Secured Party; or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Company, or exercise any right of set-off as against the Company.

The Subordinated Creditor shall hold in trust for and forthwith pay or transfer to the Agent (up to a maximum of an amount equal to the Senior Liabilities) any payment or distribution or benefit of security received by it contrary to this Deed.

12.	CONSENTS, VARIATIONS, WAIVERS AND RIGHTS

No consent, variation or waiver in respect of any provision of this Deed shall be effective unless and until it is agreed in writing duly executed by or on behalf of the Agent. Any consent or waiver by the Agent under this Deed may be given subject to any conditions the Agent thinks fit and shall be effective only in the instance and for the purpose for which it is given. No failure by the Agent to exercise or delay in exercising any right provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right shall prevent any further or other exercise of the same or the exercise of any other right. No waiver of any such right shall constitute a waiver of any other right. The rights provided in this Deed are cumulative and not exclusive of any rights, provided by law.

13.	PARTIAL INVALIDITY

If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, neither the legality, validity and enforceability in that jurisdiction of any other provision or part of this Deed, nor the legality, validity or enforceability in any other jurisdiction of that provision or part or of any other provision of this Deed, shall be affected or impaired.

14.	NOTICES

14.1	Any notice or other communication under this Deed;

(a)	shall be in writing in the English language;

(b)	shall be given in one of the ways referred to in Section 9.2 (Notices) of the Credit Agreement (and shall be effective and be deemed to have been received as set out in Section 9.2(b) of the Credit Agreement); and

(c)	shall be sent to the party to whom it is to be given at the applicable address or number, and marked for the attention, if any, set forth on the applicable signature page of the Credit Agreement.

14.2	A party may, by notice to the other, change the address, telex number, fax number, electronic messaging system (address(es) and marking details for notices or other communication to be given to it under this Deed. The change shall take effect on the date stated in the notice or, if later or if no date is issued, on the date which is seven calendar days after the notice is deemed given under Clause 14.1.

15.	COUNTERPARTS

This Deed (and each variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and delivered, shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

16.	THIRD PARTIES

Except as otherwise provided in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

17.	PERPETUITY PERIOD

The perpetuity period for any trust created by this Deed shall be 80 years.

18.	AGENT FOR SERVICE

18.1	The Subordinated Creditor irrevocably appoints Constar International U.K. Limited (“Original Process Agent”) of Moor Lane Trading Estate, Sherburn in Elmet, North Yorkshire LS25 6ES to be its process agent to accept on its behalf service of any writ, summons, claim form, order, judgment or other process issued out of the courts of England and Wales/document relating to or in connection with any Proceedings (“Service Document”) in connection with Proceedings in England and Wales. If the Original Process Agent (or any replacement agent appointed pursuant to this sub-Clause) at any time ceases for any reason to act as such or ceases to have an address for service in England or Wales, the Subordinated Creditor shall promptly appoint a replacement process agent to accept such service having an address for service in England or Wales and shall notify the Agent of the name and address of the replacement agent. Failing such appointment and notification, the Agent shall be entitled by notice to the Subordinated Creditor to appoint such a replacement agent to act as process agent on the Subordinated Creditor’s behalf. In this Agreement “Replacement Process Agent” means any replacement agent so appointed by the Subordinated Creditor and whose name and address has been so notified, or who has been so appointed by the Agent.

18.2	The Subordinated Creditor irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on the Original Process Agent or, if there is a Replacement Process Agent, the Replacement Process Agent.

18.3	Any Service Document served pursuant to this Clause 18 shall be marked for the attention of an officer of the Original Process Agent (or, if there is a Replacement Process Agent, of the Replacement Process Agent) at the Process Address and left at or sent by first class post to the Process Address. A copy of any Service Document served pursuant to this Clause 18 shall be sent by post to the Subordinated Creditor, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document. In this Agreement “Process Address” means the Original Process Agent’s address given in Clause 18.1 above or, if there is a Replacement Process Agent, the Replacement Process Agent’s address referred to in Clause 18.1 or such other address within England or Wales of the Original Process Agent or of any Replacement Process Agent appointed by the Subordinated Creditor as may be notified to Agent.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

19.2	Each party irrevocably agrees that:

(a)	for the exclusive benefit of the Agent, the English courts have exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the English courts;

(b)	any Proceedings may be taken in the English courts; and

(c)	any judgment in Proceedings taken in the English courts shall be conclusive and binding on it and may be enforced in any other jurisdiction.

19.3	Nothing in this Clause shall limit the Agent’s right to take Proceedings against the Company in any other jurisdiction or in more than one jurisdiction concurrently (to the extent allowed by law).

19.4	The Company also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 19, and agrees that any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

IN WITNESS whereof this Deed has been duly executed by the parties hereto the day and year first above written.

SIGNATORIES

EXECUTED as a DEED by		)
CONSTAR INTERNATIONAL U.K.		)
LIMITED under a power of attorney		)
dated 5 February 2010)			/s/ J. Mark Borseth
As attorney for CONSTAR
INTERNATIONAL U.K. LIMITED

Witness

Signature	/s/ Angela Sirianni
Name	Angela Sirianni
Address	One Crown Way
Philadelphia, PA 19154
Occupation	Paralegal & Corporate Librarian

EXECUTED as a DEED by		)
CONSTAR INTERNATIONAL		)
HOLLAND PLASTICS B.V.		)
a limited liability company incorporated		)
under the laws of the Netherlands,		)
acting by		)
)
being a person who, in accordance		)
with the laws of that territory, is		)
acting under the authority of the		)
corporation.		)	/s/ Bert Bloemendal Authorised Signatory
)

in the presence of:		)	/s/ J. Wolters Witness
)
Name:		)	J. Wolters
)
Occupation:		)	Head Finance (Constar)
)
Address:		)	Hengengelder 42, NL-6902 PA Zevenaar, The Netherlands

EXECUTED as a DEED by	)
GENERAL ELECTRIC CAPITAL	)
CORPORATION	)
a Delaware corporation, acting by	)
)
being a person who, in accordance	)
with the laws of that territory, is	)
acting under the authority of the	)
corporation.	)	/s/ Thomas Morante Authorised Signatory
)

in the presence of:	)	/s/ Stephen Purvis Witness
)
Name:	)	Stephen Purvis
)
Occupation:	)	Assistant Vice President
)
Address:	)	299 Park Avenue, New York, NY 10171